UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2017 (January 27, 2017)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2017, Tribune Media Company (the “Company”), certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), JPMorgan Chase Bank, N.A., as administrative agent and certain extending lenders, entered into an amendment (the “Amendment”) to the Company’s Credit Agreement, dated as of December 27, 2013 (as amended by Amendment No. 1, dated as of June 24, 2015, the “Credit Agreement”) and its Security Agreement, dated as of December 27, 2013 (as supplemented from time to time, the “Security Agreement”), pursuant to which, among other things, (i) certain term lenders under the term loan facility (the “Secured Credit Facility”) under the Credit Agreement converted a portion (the “Term B Loans”) of their term loans outstanding immediately prior to the closing of the Amendment (the “Existing Term Loans”) into a new tranche of term loans in an aggregate amount (after giving effect to the Term Loan Increase Supplement (as defined below)) of approximately $1.76 billion (the “Term C Loans”), electing to extend the maturity date of the Term C Loans from December 27, 2020 to the earlier of (A) January 27, 2024 and (B) solely to the extent that more than $600.0 million in aggregate principal amount of the Company’s 5.875% Senior Notes due 2022 remain outstanding on such date, the date that is 91 days prior to July 15, 2022 (as such date may be extended from time to time) and (ii) certain revolving lenders under the revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) converted all of their revolving commitments into a new tranche of revolving commitments (the “New Initial Revolving Credit Commitments”), electing to extend the maturity date of the New Initial Revolving Credit Commitments from December 27, 2018 to the earlier of (A) January 27, 2022 and (B) solely to the extent that more than $250.0 million in aggregate principal amount of the Term B Loans remain outstanding on such date, the date that is 91 days prior to December 27, 2020 (as such date may be extended from time to time).

Under the Secured Credit Facility, the Term C Loans bear interest, at the Company’s election, at a rate per annum equal to either (i) the sum of LIBOR, adjusted for statutory reserve requirements on Euro currency liabilities (“Adjusted LIBOR”), subject to a minimum rate of 0.75%, plus an applicable margin of 3.0% or (ii) the sum of a base rate determined as the highest of (a) the federal funds effective rate from time to time plus 0.5%, (b) the prime rate of interest announced by the administrative agent as its prime rate, and (c) Adjusted LIBOR plus 1.0%, plus an applicable margin of 2.0%. Under the Revolving Credit Facility, the loans made pursuant to a New Initial Revolving Credit Commitment bear interest initially, at the Company’s election, at a rate per annum equal to either (i) the sum of Adjusted LIBOR, subject to a minimum rate of zero, plus an applicable margin of 3.0% or (ii) the sum of a base rate determined as the highest of (a) the federal funds effective rate from time to time plus 0.5%. (b) the prime rate of interest announced by the administrative agent as its prime rate, and (c) Adjusted LIBOR plus 1.0%, plus an applicable margin of 2.0%.

The Term C Loans and the New Initial Revolving Credit Loans will be secured by the same collateral and guaranteed by the same guarantors as the Existing Term Loans. Voluntary prepayments of the Term C Loans are permitted at any time, in minimum principal amounts, without premium or penalty, subject to a 1.00% premium payable in connection with certain repricing transactions within the first six months after the Amendment. The other terms of the Term C Loans and the New Initial Revolving Credit Loans are also generally the same as the terms of the Existing Term Loans and the revolving loans outstanding immediately prior to the closing of the Amendment (the “Existing Revolving Loans”), as applicable. A portion of each of the Existing Term Loans and the Existing Revolving Loans will remain in place following the Amendment and each will mature on its respective existing maturity date.

On January 27, 2017, immediately following effectiveness of the Amendment, the Company increased (A) the amount of its Term C Loans pursuant to an Increase Supplement (the “Term Loan Increase Supplement”) between the Company and the term lender party thereto and (B) the amount of commitments under its Revolving Credit Facility from $300 million to $420 million, pursuant to (i) an Increase Supplement, among the Company and certain existing revolving lenders and (ii) a Lender Joinder Agreement, among the Company, a new revolving lender and JPMorgan Chase Bank, N.A., as administrative agent.

A copy of the Amendment is attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the Amendment is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Credit Agreement, dated as of January 27, 2017, between Tribune Media Company, the Guarantors party thereto, JPMorgan Chase Bank, N.A. and the lenders thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2017	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Amendment No. 2 to Credit Agreement, dated as of January 27, 2017, between Tribune Media Company, the Guarantors party thereto, JPMorgan Chase Bank, N.A. and the lenders thereto.

5